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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                               ----------------

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): DECEMBER 23, 1997

                       PHYSICIAN SALES AND SERVICE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         FLORIDA                    0-23832                  59-2280364
     (STATE OR OTHER              (COMMISSION             (I.R.S. EMPLOYER
      JURISDICTION               FILE NUMBER)            IDENTIFICATION NO.)
    OF INCORPORATION)

  4345 SOUTHPOINT BOULEVARD, JACKSONVILLE, FLORIDA               32216
      (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                  (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (904) 332-3000

                                      N/A
                 --------------------------------------------
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

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

ITEM 5. OTHER EVENTS.

  On October 7, 1997, Physician Sales & Service, Inc. (the "Company" or "PSS") closed its previously announced private offering of $125 million aggregate principal amount of 8 1/2% Senior Subordinated Notes due 2007 (the "Notes"). In connection with such transaction, the Company and its domestic subsidiaries are required to file a registration statement on Form S-4 (the "Exchange Offer Registration Statement") with respect to an offer to exchange the Notes for senior subordinated notes of the Company with identical terms to the Notes (the "Exchange Notes") (except that the Exchange Notes will not contain terms with respect to transfer restrictions). As part of such Exchange Offer Registration Statement, the Company is required to file consolidated financial statements to reflect its recent acquisition of S&W X-Ray, Inc. ("S&W") in a pooling-of-interests transaction. S&W does not meet the definition of "significant subsidiary" as set forth in Regulation S-X promulgated by the Securities and Exchange Commission. The following consolidated financial statements as well as a restated Management's Discussion and Analysis of Financial Condition and Results of Operation are being filed herewith so that they each may be incorporated by reference into the Company's current and future registration statements.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c)Exhibits

    23.1 Consent of Arthur Andersen LLP.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis of the consolidated financial condition and consolidated results of operations of PSS should be read in conjunction with the more detailed information contained in the Consolidated Financial Statements and Notes thereto included elsewhere in this Current Report on Form 8-K.

COMPANY OVERVIEW

  PSS is a specialty marketer and distributor of medical products to physicians, other alternate-site providers and hospitals. PSS is the leading distributor of medical supplies, equipment and pharmaceuticals to office-based physicians in the United States based on revenues, serving over 104,000 physician offices (representing approximately 54% of all physician offices) in all 50 states. The Company, which entered the imaging-supply market in November 1996, has grown to be the largest distributor of imaging supplies and equipment in the United States based on revenues, serving over 12,000 customer sites in 21 states. PSS also distributes medical products to office-based physicians and hospitals in five European countries.

COMPANY GROWTH

  PSS has grown rapidly in recent years through mergers and acquisitions, same-center growth and new-center development. From the end of fiscal year 1993 through the end of fiscal year 1997, the Company's net sales, excluding the pre-acquisition revenues of Taylor and X-ray Georgia, grew at a compound annual rate of approximately 53.5%, and including pre-acquisition revenues of Taylor and X-ray Georgia, the Company's net sales grew at a compound annual rate of approximately 26.7%. The number of company service centers has grown from two at the end of fiscal year 1984 to 89 currently, including 61 Physician Supply Business service centers, 25 Imaging Business service centers and three International Business service centers. In order of priority, the Company's growth has been accomplished through: (i) acquiring regional and local Physician Supply Business medical-products distributors; (ii) acquiring local and regional diagnostic imaging equipment and supply distributors; (iii) increasing sales from existing service centers; and (iv) opening start-up service centers.

  The following table depicts the number of service centers, sales representatives and states served by the Company for the periods indicated. See "Business--Properties" for a list of the Physician Supply Business, Imaging Business and International Business service centers.

                                                          FISCAL YEAR ENDED
                                                       ------------------------
                                                       1993 1994 1995 1996 1997
                                                       ---- ---- ---- ---- ----
Total Company:
  Sales representatives............................... 339  386  481  722  817
  Service centers(1)..................................  47   52   61   72   84
  States served.......................................  37   44   48   50   50
Physician Supply Business:
  Sales representatives............................... 315  362  455  692  720
  Service centers(1)..................................  40   45   54   64   61
  States served.......................................  33   44   48   50   50
Imaging Business(2):
  Sales representatives...............................  24   24   26   30   73
  Service specialists.................................  90   98  104  112  223
  Service centers.....................................   7    7    7    8   21
  States served.......................................   9    9    9    9   16
International Business:
  Sales representatives...............................                      24
  Service centers.....................................                       2
  Countries served....................................                       5

--------
(1) Excludes Taylor service centers prior to their acquisition.
(2) All Imaging Business data for periods prior to November 1996 reflect pre-merger financial data of companies acquired through pooling-of-interests transactions.

  PSS has increased the number of its Physician Supply Business sales representatives from 203 in fiscal 1991 to over 700 as of September 30, 1997. The Company's sales representatives focus on a consultative and comprehensive sales approach with an emphasis on sophisticated diagnostic products. The Company invested approximately $2.6 million in the training and development of its sales representatives and management in fiscal 1997.

  The Company has focused on a comprehensive and consultative sales approach with an emphasis on diagnostic products, which includes sophisticated diagnostic equipment and supplies related to the use of such equipment. As a result, the Company has been able to expand and increase its diagnostic products sales in periods of uncertainty in the health care market. Additionally, as manufacturers search for means to reduce sales and marketing expenses, PSS has used its expertise and market reach to distribute products to physicians as evidenced by the increase in total sales dollars of diagnostic equipment and pharmaceuticals.

  In addition to the opening of new service centers and the acquisition of local medical-products distributors, PSS' sales growth is largely attributable to high levels of same center sales growth. PSS quantifies same-center sales growth by comparing the aggregate sales for service centers which have been in operation for at least two consecutive 12-month periods.

  The following table sets forth the same-center sales growth of the Physician Supply Business for the periods indicated:

                                                     FISCAL YEAR ENDED
                                             ----------------------------------
                                             1993(1) 1994(1) 1995(1) 1996  1997
                                             ------- ------- ------- ----  ----
Number of centers...........................    25      29      40     45    53
Same-center sales growth(2).................  18.5%   27.7%   23.3%  26.8% 18.2%

--------
(1) Excludes Taylor service centers.
(2) Adjusted for merged centers.

  This same-center sales growth rate has been accomplished by: (i) focusing on diagnostic equipment which produces residual sales of reagents; (ii) productivity gains of the Company's maturing sales force; (iii) pursuing customer reach and penetration; and (iv) accessing new products not previously distributed. Historically, the Company has had same-center sales growth in excess of the estimates of industry growth rates. The Company experienced rapid same-center sales growth in fiscal years 1994, 1995 and 1996 primarily as a result of additional emphasis on new products manufactured by Abbott, F. Hoffman-La Roche Ltd. and SmithKline Beecham not previously distributed by the Company.

ACQUISITION PROGRAM

  The Company views the acquisition of medical-products distributors as an integral part of its growth strategy. The Physician Supply Business has grown from one service center located in Jacksonville, Florida in 1983 to 61 service centers currently. The Imaging Business and International Business began with acquisitions in fiscal year 1997 and have acquired 25 and three service centers, respectively, to date. Since fiscal year 1994 the Company has accelerated its acquisition of medical-products distributors both in number and in size of the operations acquired.

  The following table sets forth the number of acquisitions of the Company, the prior revenues of the companies acquired and the aggregate consideration paid for such acquisitions for the periods indicated.

                                                 FISCAL YEAR ENDED(1)
                                       ----------------------------------------
                                        1993   1994    1995     1996     1997
                                       ------ ------- ------- -------- --------
                                                (DOLLARS IN THOUSANDS)
Number of acquisitions................      3       4       9       11       10
Prior year revenues for acquired
 companies(2)......................... $8,200 $26,300 $37,600 $167,600 $241,700
Aggregate consideration paid for
 acquired companies................... $1,200 $ 4,800 $ 9,700 $ 73,100 $ 83,100

--------
(1) Excludes companies previously acquired by companies subsequently acquired by PSS.
(2) Reflects twelve-month trailing revenues for companies prior to their acquisition by PSS and is not necessarily reflective of the revenues of continued operations following their acquisition.


SALES MIX

  The following table sets forth information regarding the Company's net sales by business and significant product category for the periods indicated:

                                                        FISCAL YEAR ENDED
                                                  -----------------------------
                                                    1995      1996      1997
                                                  --------- --------- ---------
NET SALES
 Total Company:
  Physician Supply Business...................... $ 366,285 $ 483,294 $ 601,310
  Imaging Business...............................   105,700   105,826   146,037
  International Business.........................       --        --     15,707
                                                  --------- --------- ---------
    Company total................................ $ 471,985 $ 589,120 $ 763,054
                                                  ========= ========= =========
 Physician Supply Business(1):
  Medical Supplies............................... $ 151,588 $ 297,058 $ 404,859
  Equipment......................................    51,127    76,144   125,994
  Pharmaceuticals................................    29,836    43,708    66,427
  Service and other..............................     3,637     3,845     4,030
  Taylor.........................................   130,097    62,539       --
                                                  --------- --------- ---------
    Physician Supply Business total.............. $ 366,285 $ 483,294 $ 601,310
                                                  ========= ========= =========
 Imaging Business................................ $ 105,700 $ 105,826 $ 146,037
                                                  ========= ========= =========
 International Business..........................                     $  15,707
                                                                      =========

                                                            FISCAL YEAR ENDED
                                                            -------------------
                                                            1995   1996   1997
                                                            -----  -----  -----
PERCENTAGE OF NET SALES
 Total Company:
  Physician Supply Business................................  77.6%  82.0%  78.8%
  Imaging Business.........................................  22.4   18.0   19.1
  International Business...................................   --     --     2.1
                                                            -----  -----  -----
    Company total.......................................... 100.0% 100.0% 100.0%
                                                            =====  =====  =====
 Physician Supply Business(1):
  Medical Supplies.........................................  64.2%  70.6%  67.3%
  Equipment................................................  21.7   18.1   21.0
  Pharmaceuticals..........................................  12.6   10.4   11.0
  Service and other........................................   1.5    0.9    0.7
                                                            -----  -----  -----
    Physician Supply Business Total........................ 100.0% 100.0% 100.0%
                                                            =====  =====  =====

--------
(1) Excludes Taylor net sales by category for period April 1, 1994 through September 30, 1995. The Company began tracking combined net sales by category beginning October 1, 1995.

  The Company recently completed the second year of a Distributorship Agreement (the "Abbott Agreement") with Abbott providing for the exclusive distribution of certain Abbott diagnostic products. Gross profits for products previously sold by Abbott are generally substantially less than standard PSS margins. The average gross profit on sales of Abbott products by the Company's Physician Supply Business improved to 18.0% and 22.2% for fiscal years 1996 and 1997, respectively. Gross profits on these products have gradually improved over the term of the relationship.

  With respect to the Imaging Business, while gross margins are lower than those of the Physician Supply Business, general and administrative expenses are also lower than those in the Physician Supply Business due in part to fewer products distributed, larger average order sizes, less frequent deliveries and fewer personnel. PSS is focusing its sales efforts on higher-margin accounts and on sales of equipment that involve ongoing sales of higher-margin diagnostic reagents. The following table sets forth certain gross margin trends of the Company for the periods indicated:

                                                           FISCAL YEAR ENDED
                                                         ----------------------
                                                          1995    1996    1997
                                                         ------  ------  ------
GROSS MARGIN TRENDS
 Physician Supply Business(1):
  Medical Supplies......................................   33.3%   30.8%   29.8%
  Equipment.............................................   26.8    25.3    24.8
  Pharmaceuticals.......................................   26.6    27.0    27.4
  Service and other.....................................   28.2    32.3    37.9
  Taylor................................................   30.5    29.4     --
   Physician Supply Business weighted average...........   30.8    29.4    28.6
 Imaging Business.......................................   18.3    19.5    21.2
 International Business.................................                   40.7
   Company weighted average(1)..........................   28.0    27.6    27.4

--------
(1) Excludes fiscal year 1997 Physician Supply Business operating write-offs of inventory of branches involved in mergers of approximately $4.1 million.

  The following table sets forth certain operating trends of the Company for the periods indicated:

                                                           FISCAL YEAR ENDED
                                                         ----------------------
                                                          1995    1996    1997
                                                         ------  ------  ------
Operating Trends:
  Days Sales Outstanding................................     55      55      56
  Average Inventory Turnover............................    8.7     8.4     8.2

  Accounts receivable, net of allowances, were $130.4 million and $151.0 million at March 28, 1997 and September 30, 1997, respectively. In March 1997, the Company acquired an imaging company with accounts receivable of $3.3 million. Excluding this increase in accounts receivable, the average days sales outstanding were 55 days for the year ended March 28, 1997.

  Inventories were $75.2 million and $79.1 million as of March 28, 1997 and September 30, 1997, respectively. The increase in inventory resulting from the acquisition described in the above paragraph was $2.5 million. Excluding this increase in inventory, average inventory turnover was 8.4 times for the year ended March 28, 1997.

EXCLUSIVE DISTRIBUTION AGREEMENTS

  As manufacturers search for means to reduce selling and marketing expenses, PSS has used its expertise and market reach to capitalize upon such manufacturers' strategic initiatives as evidenced by PSS' increase in sales of diagnostic equipment and pharmaceuticals.

  The Abbott Agreement has positioned PSS as the sole distributor to physician offices with 24 or fewer physicians for, among other products, the CELL DYN 1400, 1600 and 1700 hematology products, Abbott Vision blood chemistry analyzers and reagents, AXyM and IMx immunoassay analyzers and reagents, and the Abbott Testpack line of rapid tests and has also enabled the Company to cross-sell its other products to Abbott customers.

  The Company has entered into other exclusive and semi-exclusive distribution agreements for certain products manufactured by Siemens AG, Hologic, Inc., C.
R. Bard, Inc., HumaScan, Inc. and F. Hoffman-La Roche Ltd. These strategic alliances should continue to broaden the Company's medical product offerings.

OTHER MARKETING PROGRAMS

  PSS plans to continue to focus on providing products and services to the primary care physician market whether the physician is a single practitioner or a member of a large group practice. In that effort, PSS developed Network PlusSM, a comprehensive savings plan for physicians in which PSS offers special group purchasing contract pricing and provides periodic cost analyses to help manage the supply needs of each physician. Under this program, when a physician office guarantees at least 80% of its purchase volume to PSS, the Company will guarantee the lowest purchase prices on certain products as well as certain service guarantees. In addition to this program, the Company has recently signed distribution agreements with several national and regional integrated and managed care groups.

  In order to lower product-acquisition and inventory-carrying costs, PSS has implemented a new Penny Saver product line. The Penny Saver products are those most frequently used by PSS customers. This product line provides customers a choice between name-brand products and the Penny Saver quality, low-price alternatives. Currently, the Company has over 250 products under the Penny Saver label.

IMAGING BUSINESS

  The Company's Imaging Business distributes over 3,500 medical diagnostic imaging supplies, chemicals and equipment and provides technical service to physician offices, other alternate-site providers and hospitals. This business began operations in November 1996 with the acquisition of eight service centers, 24 sales representatives and 75 service specialists. Currently, the Imaging Business provides service to approximately 12,000 physician offices, other alternate-site providers and hospitals through 25 service centers, with over 95 sales representatives and over 300 service specialists as of September 30, 1997.

INTERNATIONAL BUSINESS

  The Company also distributes medical products to office-based physicians and hospitals in Belgium, France, Germany, Luxembourg and the Netherlands through its WorldMed International, Inc. subsidiary. The International Business began operations in April 1996 with the acquisition of its service center in Leuven, Belgium. The Company currently has three International Business service centers employing approximately 30 sales representatives.

RESULTS OF OPERATIONS

  The table below sets forth for each of the fiscal years 1995 through 1997 certain financial information as a percentage of net sales. The following financial information includes the pre-acquisition financial information of Taylor, X-ray Georgia, and S&W.

                                                          FISCAL YEAR ENDED
                                                        ----------------------
                                                         1995    1996    1997
                                                        ------  ------  ------
INCOME STATEMENT DATA:
 Net sales.............................................  100.0%  100.0%  100.0%
 Gross profit(4).......................................   28.0    27.6    27.4
 General and administrative expenses...................   16.3    15.2    15.7
 Selling expenses......................................    9.4     8.8     8.8
 Restructuring charges(1)..............................    0.9     --      --
 Merger costs and expenses(2)..........................    --      2.7     1.6
 Net income............................................    --      0.4     0.6
 Unaudited pro forma net income, including pro forma
  tax adjustment on pooled S-Corporation income and
  excluding merger costs and expenses, restructuring
  charges, and 1997 other operating charges(1)(2)(3)...    0.5     2.0     1.9

--------
(1) Restructuring charges reflect charges taken by a company that merged with the Company pursuant to a pooling-of-interests transaction, prior to its date of merger. The fiscal year 1995 restructuring charge reflects assessment of former management of such merged company of the under-realization of future benefits related to certain intangible assets.
(2) Merger costs and expenses reflect direct merger expenses incurred in connection with mergers accounted for as pooling-of-interests transactions.
(3) Fiscal year 1997 other operating charges represent write-offs of inventory and accounts receivable at branches involved in mergers.
(4) Excludes fiscal year 1997 Physician Supply Business operating write-offs of inventory of branches involved in mergers of approximately $4.1 million.

FISCAL YEAR ENDED MARCH 28, 1997 VERSUS FISCAL YEAR ENDED MARCH 29, 1996

  Net Sales. Net sales increased $174.0 million, or 29.5%, to $763.1 million for fiscal year 1997 compared to fiscal year 1996 net sales of $589.1 million. The increase in net sales was attributable to: (i) internal sales growth of centers operating at least two years; (ii) the Company's focus on diagnostic equipment sales; (iii) incremental sales generated in connection with the Abbott Agreement; (iv) net sales of Physician Supply Business centers and International Business centers acquired during fiscal year 1997; and (v) net sales from the acquisitions of the imaging companies during fiscal year 1997. The net sales increase was slowed by the Company's efforts in the last six months of fiscal year 1997 to reduce low gross margin sales of the Physician Supply Business. Physician Supply Business same store sales growth approximated 18% for fiscal year 1997.

  Fiscal year 1997 net sales resulting from the acquisitions of the Imaging Business totaled $146.0 million, an increase of $40.2 million over the fiscal year 1996 Imaging Business revenues of $105.8 million. Fiscal year 1997 net sales resulting from the acquisition of two Physician Supply Business medical supply companies and three International Business medical supply companies totaled approximately $25.5 million and $15.7 million, respectively.

  Gross Profit. Gross profit increased $42.3 million, or 26.0%, for fiscal year 1997 compared to fiscal year 1996. The increase in gross profit dollars is attributable to the sales growth described above. Gross profit as a percentage of net sales was 26.9% and 27.6% for fiscal years 1997 and 1996, respectively. The decrease in gross profit percentage was attributable to: (i) the write-off of inventory related to centers involved in mergers; (ii) the increase in gross profit contribution of the Imaging Business as a percentage of the combined gross profit, which is lower as a percentage of sales than the Physician Supply Business gross profit margin; and (iii) the continued penetration by the Company's Physician Supply Business into larger physician group practices that require more competitive pricing but entail lower selling and servicing costs.

  Vendor performance incentives earned by PSS through the achievement of certain predetermined Company purchase and sales levels also impacted gross profits. These performance incentives totaled $3.1 million and $6.4 million for fiscal years 1997 and 1996, respectively. Although the Company plans and expects to continue to negotiate vendor performance incentives, there is no assurance that vendor performance incentives will continue to positively impact gross profit at the historical levels.

  General and Administrative Expenses. General and administrative expenses increased $30.6 million, or 34.2%, for fiscal year 1997 compared to fiscal year 1996. General and administrative expenses as a percentage of net sales, increased to 15.7% for fiscal year 1997 from 15.2% for fiscal year 1996. The increase in general and administrative expenses as a percentage of net sales was a result of operating costs associated with transitioning merged and acquired operations offset by the continued leveraging of fixed costs of mature service center operations.

  Selling Expenses. Selling expenses increased $15.7 million, or 30.4%, for fiscal year 1997 compared to fiscal year 1996 as a result of an increase in net sales. Selling expense as a percentage of net sales was 8.8% for both fiscal years 1997 and 1996, respectively. The Company utilizes a variable commission plan, which pays commissions based on gross profit as a percentage of net sales.

  Merger Costs and Expenses. During fiscal year 1997, the Company recorded merger costs and expenses of $12.1 million incurred in connection with mergers accounted for as poolings of interests. Such costs include direct merger costs consisting primarily of investment banking, legal, accounting, and filing fees as well as consolidation costs from the closing of duplicate service center locations, realigning regional and corporate functions, and reducing personnel.

  Nonrecurring ESOP Cost of Acquired Company. Prior to the acquisition of S&W by the Company, S&W sponsored a leveraged ESOP plan. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares released. Fiscal year 1997 expense approximated $1.4 million, an increase of 70.2% over fiscal year 1996 expense of approximately $0.8 million, due to an increase in the number of shares released and an increase in the per share fair value of the related stock. Prior to consumation of the acquisition, but after March 28, 1997, the remaining S&W ESOP shares were released, at an expense of $2.5 million. As of September 30, 1997, there were no remaining unallocated S&W ESOP shares and there will be no related expense subsequent to September 30, 1997.

  Operating Income. Operating income decreased $1.0 million, or 20.1%, for fiscal year 1997 compared to fiscal year 1996. As a percentage of net sales, operating income for fiscal year 1997 decreased to 0.5% from 0.8% for fiscal year 1996 primarily due to operating costs and asset write-offs associated with transitioning merged and acquired operations. On a pro forma basis, excluding the effect of merger costs and expenses, nonrecurring ESOP cost of acquired company, and 1997 other operating charges for write-offs of inventory of $4.1 million and receivables of $0.5 million at branches involved in mergers, operating income for fiscal year 1997 would have increased to $22.0 million from $21.4 million for fiscal year 1996.

  Interest Expense. Interest expense for fiscal year 1997 decreased approximately $2.4 million, or 66.7%, compared to fiscal year 1996. Interest expense decreased due to the use of the net proceeds from an equity offering during the three months ended December 31, 1995 to repay all outstanding debt other than capital lease obligations. Interest expense for fiscal year 1997 primarily results from the debt of the pooled Imaging Business operations.

  Interest and Investment Income. Interest and investment income for fiscal year 1997 increased approximately $1.2 million, or 103.7%, compared to fiscal year 1996. The Company earned interest income of $1.9 million in 1997 from the short-term investment of the remaining net proceeds from the equity offering in fiscal year 1996 and recorded an unrealized gain of $0.5 million on equity securities.

  Other Income. Other income slightly decreased for fiscal year 1997 compared to fiscal year 1996.

  Provision for Income Taxes. Provision for income taxes increased $0.3 million, or 15.1%, for fiscal year 1997 compared to fiscal year 1996 due to higher pretax income of $6.6 million in fiscal year 1997 compared to $4.1 million in fiscal year 1996 as a result of the factors discussed above and was also affected by higher nontaxable investment income of $0.7 million in fiscal year 1997 compared to $0.2 million in fiscal year 1996 and lower nondeductible merger costs and expenses of $0.7 million in fiscal year 1997 compared to $2.2 million in fiscal year 1996. The effective income tax rate was 33.4% in fiscal year 1997 primarily due to an income tax benefit resulting from a reduction in the deferred tax asset valuation allowance of $0.9 million.

  Net Income. Net income increased $2.3 million for fiscal year 1997 compared to fiscal year 1996 for the reasons discussed above. As a percentage of net sales, net income increased to 0.6% for fiscal year 1997 from 0.4% for fiscal year 1996. On a pro forma basis, including a pro forma tax adjustment on pooled S-Corporation income and excluding the effect of merger costs and expenses, nonrecurring ESOP cost of acquired company, and 1997 other operating charges for write-offs of inventory of $4.1 million and receivables of $0.5 million at branches involved in mergers, pro forma net income would have increased 21.7% to $14.5 million for fiscal year 1997 compared to $11.9 million for fiscal year 1996.

FISCAL YEAR ENDED MARCH 29, 1996 VERSUS FISCAL YEAR ENDED MARCH 30, 1995

  Net Sales. Net sales increased $117.1 million to $589.1 million, or 24.8%, for fiscal year 1996 compared to fiscal year 1995 net sales of $472.0 million. The increase in net sales was attributable to: (i) internal sales growth of centers operating at least two years; (ii) incremental net sales generated in connection with the Abbott Agreement; (iii) net sales of centers acquired during fiscal year 1996; and (iv) net sales of fiscal year 1996 Company start-up service centers.

  Physician Supply Business same-center sales growth approximated 27% for fiscal year 1996. The first-year performance goals as set forth in the Abbott Agreement were met with PSS realizing approximately $55.0 million in incremental net sales of Abbott products during fiscal year 1996. Excluding Taylor, X-ray of Georgia, and S&W, Company acquisitions and start-ups added to the growth in fiscal year 1996, with approximately $14.5 million of net sales resulting from the acquisition of nine local and regional medical suppliers and $9.2 million of net sales generated by four Company start-ups, one of which was merged into an acquired Taylor location during fiscal year 1996.

  Gross Profit. Gross profit increased $30.3 million, or 22.9%, for fiscal year 1996 compared to fiscal year 1995. The increase in gross profit dollars is attributable to the sales growth described above. Gross profit as a percentage of net sales was 27.6% and 28.0% for fiscal years 1996 and 1995, respectively. The decrease in gross profit as a percentage of net sales is attributable to the penetration by the Company's Physician Supply Business into larger physician group practices that require more competitive pricing but entail lower selling and servicing costs. The decrease in gross profit percentage is also attributable to lower margins on diagnostic products distributed under the Abbott Agreement. Margins under the Abbott Agreement are scheduled to increase annually based on achievement by the Company of certain performance goals as stipulated therein.

  For fiscal year 1996, the Company sold approximately $75.1 million of Abbott products with a gross profit percentage of 18.0%. In addition, the Company's gross profits include first-year reimbursements by Abbott for gross profit on direct sales by Abbott to PSS customers as set forth in the Abbott Agreement. These reimbursements totaled $1.7 million during fiscal year 1996, effectively raising gross profit by 0.4%. The Abbott sales, net of reimbursements, negatively impacted the Company's gross profit percentage by 1.7%.

  Also, positively impacting gross profits are vendor performance incentives, in addition to the Abbott direct sales reimbursements, earned by PSS through the achievement of certain predetermined Company purchase and sales levels. These performance incentives totaled $6.4 million and $4.2 million for fiscal years 1996 and 1995, respectively. These vendor incentives effectively raised the gross profit percentage by 1.1% and 1.3% during fiscal years 1996 and 1995, respectively. Although the Company plans and expects to continue to negotiate vendor performance incentives, there is no assurance that vendor performance incentives will continue to positively impact gross profit at the historical levels.

  General and Administrative Expenses. General and administrative expenses increased $12.5 million, or 16.3%, for fiscal year 1996 compared to fiscal year 1995. General and administrative expenses as a percentage of net sales, however, decreased to 15.2% for fiscal year 1996 from 16.3% for fiscal year 1995. The decrease in general and administrative expenses as a percentage of net sales was a result of: (i) improved leveraging by PSS of its existing Physician Supply Business service centers' fixed general and administrative expenses through increased sales volume; (ii) reduced overhead from the sale of assets by Taylor in fiscal year 1995 and decreased depreciation expense associated with the assets sold; and (iii) reduced amortization relating to intangible assets written off by Taylor during fiscal year 1995. The decrease in general and administrative expenses as a percentage of net sales was accomplished despite the additional overhead costs associated with the implementation of the Abbott product line and the acquisition and start-up of new Physician Supply Business service centers.

  Selling Expenses. Selling expenses increased $7.2 million, or 16.2%, for fiscal year 1996 compared to fiscal year 1995. Selling expense as a percentage of net sales was 8.8% and 9.4% for fiscal years 1996 and 1995, respectively. The decrease in selling expense as a percentage of net sales is due to i) improved leveraging of existing Physician Supply Business service centers' fixed selling expenses, such as salaries paid to sales representatives during the conversion period from a guaranteed salary to a commission compensation arrangement and the leveraging of sales management salaries, ii) the variable commission plan of the Company which pays a lower commission on Abbott products due to the lower gross profit as a percentage of net sales on those products, and iii) the increased contribution of the Imaging Business as a percentage of the combined operations, which incurs lower selling expenses as a percentage of sales than the Physician Supply Business.

  Merger Costs and Expenses. During fiscal year 1996, the Company recorded merger costs and expenses of $15.7 million associated with the merger of PSS and Taylor and the other acquisitions accounted for under the pooling of interests method of accounting. Such costs include direct merger costs consisting primarily of investment banking, legal, accounting, and filing fees as well as consolidation costs from the closing of duplicate service center locations, realigning regional and corporate functions, and reducing personnel.

  Operating Income. Operating income decreased $0.8 million, or 14.7%, for fiscal year 1996 compared to 1995. As a percentage of net sales, operating income for fiscal year 1996 decreased to 0.8% from 1.2% for fiscal year 1995. The decrease in operating income is the result of the merger costs and expenses of $15.7 million related to the Taylor merger during fiscal year 1996. On a pro forma basis, excluding the effect of merger costs and expenses incurred in fiscal year 1996 and the restructuring charge incurred in fiscal year 1995, and the nonrecurring ESOP cost of acquired company in both fiscal year 1996 and 1995 operating income for fiscal year 1996 would have increased 96.5% to $21.4 million from $10.9 million for fiscal year 1995 due to the factors discussed above.

  Interest Expense. Interest expense for fiscal year 1996 decreased approximately $0.9 million, or 20.8%, compared to fiscal year 1995. Interest expense decreased as a result of the decrease in average indebtedness and the refinancing at a more favorable rate of debt assumed by PSS through acquisition. The decrease in average indebtedness for fiscal year 1996 compared to fiscal year 1995, is due to the use of the net proceeds from the secondary offering of common stock of approximately $58.2 million of the total net proceeds of $142.9 million to repay all outstanding debt, other than capital lease obligations, on November 20, 1995.

  Interest Income. The Company earned interest income of $1.2 million from the short-term investment of the remaining net proceeds from the secondary offering in fiscal year 1996.

  Other Income. Other income decreased approximately $0.3 million, or 17.1%, for fiscal year 1996 compared to fiscal year 1995. Other income decreased due to a net gain on sale of assets by Taylor recorded during fiscal year 1995 of approximately $0.9 million. Excluding the gain, other income would have increased approximately $0.6 million primarily due to the increase in finance charge income on customer accounts.

  Provision for Income Taxes. Provision for income taxes decreased $1.1 million, or 36.6%, for fiscal year 1996 compared to fiscal year 1995 due to a tax adjustment for the utilization of Taylor net operating losses and a change in the valuation allowance. Net tax adjustments resulted in a decrease in net income of $0.4 million.

  Net Income. Net income increased $2.1 million for fiscal year 1996 compared to fiscal year 1995 for the reasons discussed above. As a percentage of net sales, net income increased for fiscal year 1996 to 0.4% from 0.0% for fiscal year 1995. Excluding the effect of merger costs and expenses in fiscal year 1996, the restructuring charge in fiscal year 1995, and nonrecurring ESOP cost of acquired company, pro forma net income would have increased 140.4% to $11.9 million for fiscal year 1996 compared to $5.0 million for fiscal year 1995. The increase in pro forma net income is primarily attributable to the increasing profitability of maturing Physician Supply Business centers and the leveraging of fixed costs through sales growth.

QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

  The following table presents summarized unaudited quarterly results of operations for the Company for fiscal years 1997 and 1996. The Company believes all necessary adjustments have been included in the amounts stated below to present fairly the following selected information when read in conjunction with the Supplemental Consolidated Financial Statements of the Company and notes thereto included elsewhere herein. Future quarterly operating results may fluctuate depending on a number of factors, including the timing of acquisitions of service centers, the timing of the opening of start-up service centers, and changes in physicians' buying patterns of supplies, diagnostic equipment and pharmaceuticals. Results of operations for any particular quarter are not necessarily indicative of results of operations for a full year or any other quarter.

                                   FISCAL YEAR 1996                     FISCAL YEAR 1997
                          ------------------------------------ ------------------------------------
                             Q1       Q2        Q3       Q4       Q1        Q2       Q3       Q4
                          -------- --------  -------- -------- --------  -------- -------- --------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales...............  $130,792 $146,450  $152,411 $159,467 $169,257  $190,326 $198,435 $205,036
Gross profit............    36,628   39,082    42,487   44,393   45,529    51,099   55,476   52,786
Merger costs and
 expenses...............       --    12,095     3,484      153    6,934       --       317    4,877
Net income (loss).......  $  1,507 $ (7,046) $  1,761 $  5,907 $ (1,368) $  4,128 $  4,433 $ (2,766)
                          ======== ========  ======== ======== ========  ======== ======== ========
Net income (loss) per
 share..................  $   0.05 $  (0.26) $   0.05 $   0.16 $  (0.04) $   0.11 $   0.12 $  (0.07)
Pro forma net income,
 excluding merger costs
 and expenses...........  $  1,634 $  2,337  $  3,704 $  4,707 $  3,288  $  4,062 $  4,657 $    122
                          ======== ========  ======== ======== ========  ======== ======== ========
Pro forma net income per
 share, excluding merger
 costs and expenses.....  $   0.06 $   0.09  $   0.11 $   0.12 $   0.09  $   0.11 $   0.12 $   0.00

  The fourth quarter of fiscal year 1997 includes a $4.1 million write-off of inventories at branches involved in mergers, a $1.0 million increase in bad debt expense and a reduction in the deferred tax asset valuation allowance of $0.9 million.

LIQUIDITY AND CAPITAL RESOURCES

  As the Company's business grows, its cash and working capital requirements will also continue to increase as a result of the need to finance acquisitions and anticipated growth of the Company's operations. This growth will be funded through a combination of cash flow from operations, revolving credit borrowings and proceeds from the offering and any future public offerings.

  Net cash used in operating activities was $8.4 million, $22.0 million, and $0.7 million in fiscal years 1995, 1996, and 1997, respectively. In fiscal year 1997, a significant portion of operating cash flow was used for the closing of duplicate service center locations, realigning regional and corporate functions, consolidating information systems and reducing personnel in conjunction with acquisitions.

  Net cash used in investing activities was $1.5 million, $31.1 million, and $10.6 million in fiscal years 1995, 1996, and 1997, respectively. These funds were primarily utilized to finance the acquisition of new service centers and capital expenditures including the use of the net proceeds from sales and maturities of marketable securities.

  Net cash provided by (used in) financing activities was $9.9 million, $117.4 million, and $(25.3) million for fiscal years 1995, 1996, and 1997, respectively. Net cash used in financing activities is the result of the use of a part of the remaining net proceeds of an equity offering in fiscal year 1996 to pay off debt assumed through fiscal year 1997 acquisitions.

  The Company had working capital of $171.6 million and $177.3 million as of March 28, 1997 and March 29, 1996, respectively. Accounts receivable, net of allowances, were $130.4 million and $105.6 million at March 28, 1997 and March 29, 1996, respectively. The average number of days sales in accounts receivable outstanding was approximately 56 and 55 days for the years ended March 28, 1997 and March 29, 1996, respectively.

  Inventories were $75.2 million and $60.8 million as of March 28, 1997 and March 29, 1996, respectively. The Company had annualized inventory turnover of
8.2 and 8.4 times for the years ended March 28, 1997 and March 29, 1996. Inventory financing historically has been achieved through negotiating extended payment terms from suppliers.

  The Company has made forty, nine, and four acquisitions since fiscal year 1989 in its Physician Supply Business, Imaging Business, and International Business, respectively. Recently, the Company acquired General X-ray and S&W, which had approximately $147.6 million in revenues, collectively, for the twelve months ended March 31, 1997. After consummating a merger or acquisition, the Company begins an intensive process of converting the acquired company to PSS' business model through information systems conversion, personnel development and training, and service and product expansion. The Company intends to continue to acquire local, regional, and other distributors in new and existing markets where PSS can leverage its distribution infrastructure, expand its geographic coverage and gain market share.

  The Company has historically been able to finance its liquidity needs for expansion through lines of credit provided by banks and proceeds from the public and private offering of stock. In May 1994, the Company completed an initial public offering of Common Stock resulting in proceeds, after deducting issuance costs, of approximately $15.8 million. The Company used all of the net proceeds to reduce outstanding debt. Also, in the third quarter of fiscal year 1995, the Company amended and restated its Credit Facility, thereby increasing the maximum availability under the Credit Facility to $60.0 million with the option, on the part of the Company, to increase such availability to $75.0 million.

  In November 1995, the Company completed a secondary offering of 11.5 million shares of common stock at $17.00 per share, 8.8 million of which were offered by the Company. The Company used approximately $58.2 million and $26.9 million of the total net proceeds of $142.9 million to repay Company debt and debt assumed through acquisitions in fiscal years 1996 and 1997, respectively. Management used approximately $50.0 million in connection with acquisitions for the Imaging Business, Physician Supply Business and International Business, and general corporate purposes, including capital expenditures during fiscal year 1997. Management has used substantially all of the net proceeds and intends to use the remaining net proceeds of the secondary offering for general corporate purposes, including future acquisitions. The Company expects that the remaining net proceeds will be substantially utilized by recent acquisitions.

  The Company believes that the expected cash flows from operations, bank borrowings, the net proceeds of this offering, and capital markets should be adequate to meet the Company's anticipated future requirements for working capital, capital expenditures and scheduled payments of interest on its debts (including the Notes) for the foreseeable future. As of March 28, 1997, the Company had no outstanding debt under its Credit Facility.

  All statements contained herein that are not historical facts, including, but not limited to, statements regarding anticipated growth in revenue, gross margins and earnings, statements regarding the Company's current business strategy, the Company's projected sources and uses of cash, and the Company's plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. Among the factors that could cause results to differ materially are the following: the availability of sufficient capital to finance the Company's business plans on terms satisfactory to the Company; competitive factors; the ability of the Company to adequately defend or reach a settlement of outstanding litigation and investigations involving the Company or its management; changes in labor, equipment and capital costs; changes in regulations affecting the Company's business; future acquisitions or strategic partnerships; general business and economic conditions; and other factors described from time to time in the Company's reports filed with the Securities and Exchange Commission. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
FINANCIAL STATEMENTS:
  Report of Independent Certified Public Accountants...................... F-2
  Consolidated Balance Sheets--March 28, 1997 and March 29, 1996.......... F-3
  Consolidated Statements of Income for the Years Ended March 28, 1997,
   March 29, 1996, and March 30, 1995..................................... F-4
  Consolidated Statements of Shareholders' Equity for the Years Ended
   March 28, 1997, March 29, 1996, and March 30, 1995..................... F-5
  Consolidated Statements of Cash Flows for the Years Ended March 28,
   1997, March 29, 1996, and March 30, 1995............................... F-6
  Notes to Consolidated Financial Statements.............................. F-7

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Physician Sales & Service, Inc.:

  We have audited the accompanying consolidated balance sheets of Physician Sales & Service, Inc. (a Florida corporation) and subsidiaries as of March 28, 1997 and March 29, 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended March 28, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Physician Sales & Service, Inc. and subsidiaries as of March 28, 1997 and March 29, 1996, and the results of their operations and their cash flows for each of the three years in the period ended March 28, 1997, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Jacksonville, Florida
December 18, 1997

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       MARCH 28, 1997 AND MARCH 29, 1996

                                                        1997          1996
                                                    ------------  ------------
                      ASSETS
Current Assets:
  Cash and cash equivalents........................ $ 29,075,157  $ 65,681,342
  Marketable securities............................   15,045,482    20,767,600
  Accounts receivable, net.........................  130,426,326   105,627,598
  Inventories......................................   75,185,728    60,831,680
  Prepaid expenses and other.......................   24,120,998    10,275,156
                                                    ------------  ------------
    Total current assets...........................  273,853,691   263,183,376
Property and equipment, net........................   20,202,967    15,871,899
Other Assets:
  Intangibles, net.................................   22,083,560    14,384,322
  Other............................................    5,129,048     2,430,391
                                                    ------------  ------------
    Total assets................................... $321,269,266  $295,869,988
                                                    ============  ============
       LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable................................. $ 69,011,247  $ 61,121,011
  Accrued expenses.................................   20,012,856     7,293,684
  Current maturities of long-term debt and capital
   lease obligations...............................    8,099,064    11,317,621
  Other............................................    5,131,051     6,187,997
                                                    ------------  ------------
    Total current liabilities......................  102,254,218    85,920,313
Long-term debt and capital lease obligations, net
 of current portion................................    3,825,333     3,265,662
Other..............................................    4,634,291     3,552,968
                                                    ------------  ------------
    Total liabilities..............................  110,713,842    92,738,943
                                                    ------------  ------------
Commitments and contingencies (Notes 1, 3, 4, 9,
 10, 12, 13, and 16)
Shareholders' Equity:
  Preferred stock, $.01 par value; 1,000,000 shares
   authorized, no shares issued and outstanding....          --            --
  Common stock, $.01 par value; 60,000,000 shares
   authorized, 38,799,073 and 36,859,944 shares
   issued and outstanding at March 28, 1997 and
   March 29, 1996, respectively....................      387,991       368,600
  Additional paid-in capital.......................  207,675,161   200,186,483
  Retained earnings................................    3,767,240     5,091,891
  Cumulative foreign currency translation
   adjustment......................................       92,688           --
                                                    ------------  ------------
                                                     211,923,080   205,646,974
  Unearned ESOP shares.............................   (1,367,656)   (2,515,929)
                                                    ------------  ------------
    Total shareholders' equity.....................  210,555,424   203,131,045
                                                    ------------  ------------
    Total liabilities and shareholders' equity..... $321,269,266  $295,869,988
                                                    ============  ============

   The accompanying notes are an integral part of these consolidated balance sheets.

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
     FOR THE YEARS ENDED MARCH 28, 1997, MARCH 29, 1996, AND MARCH 30, 1995

                                           1997          1996          1995
                                       ------------  ------------  ------------
Net sales............................  $763,054,234  $589,120,271  $471,985,254
Cost of goods sold...................   558,164,047   426,529,829   339,669,816
                                       ------------  ------------  ------------
    Gross profit.....................   204,890,187   162,590,442   132,315,438
General and administrative expenses..   119,916,121    89,358,343    76,817,943
Selling expenses.....................    67,524,994    51,802,431    44,589,548
Restructuring charges................           --            --      4,388,592
Merger costs and expenses............    12,128,168    15,731,716           --
Nonrecurring ESOP cost of acquired
 company.............................     1,446,060       849,596       832,403
                                       ------------  ------------  ------------
    Income from operations...........     3,874,844     4,848,356     5,686,952
                                       ------------  ------------  ------------
Other income (expense):
  Interest expense...................    (1,188,582)   (3,568,181)   (4,505,999)
  Interest and investment income.....     2,419,168     1,187,892         4,540
  Other income.......................     1,537,086     1,586,028     1,912,416
                                       ------------  ------------  ------------
                                          2,767,672      (794,261)   (2,589,043)
                                       ------------  ------------  ------------
Income before provision for income
 taxes...............................     6,642,516     4,054,095     3,097,909
Provision for income taxes...........     2,215,900     1,925,100     3,037,582
                                       ------------  ------------  ------------
Net income...........................  $  4,426,616  $  2,128,995  $     60,327
                                       ============  ============  ============
Net income per common and common
 equivalent share....................  $       0.12  $       0.06           --
                                       ============  ============  ============
Pro forma tax adjustment on pooled S-
 Corporation income..................      (357,000)     (438,000)      (23,000)
                                       ------------  ------------  ------------
Pro forma net income.................  $  4,069,616  $  1,690,995  $     37,327
                                       ============  ============  ============
Pro forma tax adjustment per common
 and common equivalent share on
 pooled S-Corporation income.........  $      (0.01) $      (0.01) $        --
                                       ------------  ------------  ------------
Pro forma net income per common and
 common equivalent share.............  $       0.11  $       0.05  $        --
                                       ============  ============  ============


 The accompanying notes are an integral part of these consolidated statements.

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
     FOR THE YEARS ENDED MARCH 28, 1997, MARCH 29, 1996, AND MARCH 30, 1995

                                                                       CUMULATIVE
                                                                         FOREIGN
                            COMMON STOCK      ADDITIONAL                CURRENCY    UNEARNED
                         -------------------   PAID-IN     RETAINED    TRANSLATION    ESOP
                           SHARES    AMOUNT    CAPITAL     EARNINGS    ADJUSTMENT    SHARES        TOTAL
                         ---------- -------- ------------ -----------  ----------- -----------  ------------
Balance at March 31,
 1994................... 19,790,784 $197,908 $ 25,183,223 $ 2,606,265    $   --    $(3,638,335) $ 24,349,061
 Issuance of common
  stock.................  6,718,875   67,189   24,033,753         --         --            --     24,100,942
 Distributions to former
  S-Corporation
  shareholders..........        --       --           --     (516,000)       --            --       (516,000)
 Release of unallocated
  shares to ESOP........        --       --           --          --         --        617,410       617,410
 Net income.............        --       --           --       60,327        --            --         60,327
                         ---------- -------- ------------ -----------    -------   -----------  ------------
Balance at March 30,
 1995................... 26,509,659  265,097   49,216,976   2,150,592        --     (3,020,925)   48,611,740
 Issuance of common
  stock................. 10,059,699  100,597  148,274,378         --         --            --    148,374,975
 Tax benefits related to
  stock option plans....        --       --     2,687,118         --         --            --      2,687,118
 Distributions to former
  S-Corporation
  shareholders..........        --       --           --     (455,000)       --            --       (455,000)
 Release of unallocated
  shares to ESOP........        --       --           --          --         --        504,996       504,996
 Net income.............        --       --           --    2,128,995        --            --      2,128,995
 Other poolings.........    290,586    2,906        8,011   1,267,304        --            --      1,278,221
                         ---------- -------- ------------ -----------    -------   -----------  ------------
Balance at March 29,
 1996................... 36,859,944  368,600  200,186,483   5,091,891        --     (2,515,929)  203,131,045
 Issuance of common
  stock.................    473,987    4,740    2,456,890         --         --            --      2,461,630
 Tax benefits related to
  stock option plans....        --       --     1,832,149         --         --            --      1,832,149
 Distributions to former
  S-Corporation
  shareholders..........        --       --           --   (1,100,000)       --            --     (1,100,000)
 Release of unallocated
  shares to ESOP........        --       --       172,811         --         --      1,148,273     1,321,084
 Net income.............        --       --           --    4,426,616        --            --      4,426,616
 Other poolings.........  1,465,142   14,651    3,026,828  (4,651,267)       --            --     (1,609,788)
 Cumulative foreign
  currency translation
  adjustment............        --       --           --          --      92,688           --         92,688
                         ---------- -------- ------------ -----------    -------   -----------  ------------
Balance at March 28,
 1997................... 38,799,073 $387,991 $207,675,161 $ 3,767,240    $92,688   $(1,367,656) $210,555,424
                         ========== ======== ============ ===========    =======   ===========  ============


 The accompanying notes are an integral part of these consolidated statements.

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
     FOR THE YEARS ENDED MARCH 28, 1997, MARCH 29, 1996, AND MARCH 30, 1995

                                         1997          1996           1995
                                     ------------  -------------  -------------
Cash Flows From Operating
 Activities:
 Net income........................  $  4,426,616  $   2,128,995  $      60,327
 Adjustments to reconcile net
  income to net cash used in
  operating activities:
 Depreciation and amortization.....     5,985,340      4,302,646      4,393,063
 Provision for doubtful accounts...     3,040,548      1,463,758      1,680,585
 Merger costs and expenses.........     3,433,190      5,435,196            --
 Restructuring charge..............           --             --       4,388,592
 Benefit for deferred income
  taxes............................    (5,330,200)      (782,900)      (141,500)
 Gain on sale of equipment.........           --             --        (925,784)
 Nonrecurring ESOP cost of
  acquired company.................     1,446,060        849,596        832,403
 Foreign currency translation
  adjustment.......................        92,688            --             --
 Investment income.................      (520,315)           --             --
 Changes in operating assets and
  liabilities, net of effects from
  business acquisitions:
  Increase in accounts receivable,
   net.............................    (3,994,955)   (25,402,897)    (8,944,283)
  Decrease (increase) in
   inventories.....................     3,695,562    (19,284,103)    (3,165,284)
  (Increase) decrease in prepaid
   expenses and other assets.......    (7,647,597)    (2,196,836)       438,442
  Increase in other assets.........    (3,228,105)    (1,006,027)    (1,293,573)
  (Decrease) increase in accounts
   payable, accruals, and other
   liabilities.....................    (2,072,683)    12,490,104     (5,685,126)
                                     ------------  -------------  -------------
   Net cash used in operating
    activities.....................      (673,851)   (22,002,468)    (8,362,138)
                                     ------------  -------------  -------------
Cash Flows From Investing
 Activities:
 Purchases of marketable
  securities.......................   (19,186,172)  (317,769,635)           --
 Proceeds from sales and maturities
  of marketable securities.........    25,428,605    297,002,035            --
 Proceeds from sales of assets.....           --             --      11,994,692
 Capital expenditures..............    (6,054,156)    (5,400,964)    (3,476,514)
 Purchases of net assets from
  business acquisitions............    (6,801,092)    (3,373,584)    (9,010,130)
 Payments on noncompete agreements.    (3,980,225)    (1,545,970)    (1,036,957)
                                     ------------  -------------  -------------
   Net cash used in investing
    activities.....................   (10,593,040)   (31,088,118)    (1,528,909)
                                     ------------  -------------  -------------
Cash Flows From Financing
 Activities:
 Principal payments under capital
  lease obligations................      (880,166)    (1,124,293)      (931,949)
 Proceeds from borrowings..........     3,531,236    287,817,301    423,828,497
 Repayments of borrowings..........   (29,311,994)  (317,052,461)  (435,974,915)
 Distributions to former S-
  Corporation shareholders.........    (1,100,000)      (455,000)      (516,000)
 Proceeds from issuance of common
  stock............................     2,421,630    148,253,975     23,498,353
                                     ------------  -------------  -------------
   Net cash (used in) provided by
    financing activities...........   (25,339,294)   117,439,522      9,903,986
                                     ------------  -------------  -------------
Net (decrease) increase in cash and
 cash equivalents..................   (36,606,185)    64,348,936         12,939
Cash and cash equivalents,
 beginning of year.................    65,681,342      1,332,406      1,319,467
                                     ------------  -------------  -------------
Cash and cash equivalents, end of
 year..............................  $ 29,075,157  $  65,681,342  $   1,332,406
                                     ============  =============  =============
Supplemental Disclosures:
 Interest paid.....................  $  1,034,545  $   3,685,155  $   4,763,651
                                     ============  =============  =============
 Income taxes paid.................  $  5,096,835  $   2,748,087  $   3,731,425
                                     ============  =============  =============
 Merger costs and expenses paid....  $  8,694,978  $  10,296,520  $         --
                                     ============  =============  =============

 The accompanying notes are an integral part of these consolidated statements.

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               MARCH 28, 1997, MARCH 29, 1996 AND MARCH 30, 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 The Company and Nature of Business

  Physician Sales & Service, Inc. ("PSS") was incorporated in 1983 in Jacksonville, Florida. The Company is a leading distributor of medical supplies, equipment, and pharmaceuticals to primary care and other office-based physicians. As of March 28, 1997, the Company operated 61 service centers in the United States distributing to approximately 103,000 physician office sites in all 50 states.

  In November 1996, PSS established a new subsidiary, Diagnostic Imaging, Inc. ("DI" or "imaging division"). DI distributes medical diagnostic imaging equipment, supplies, and service to acute and alternate care sites. As of March 28, 1997, DI operated 14 imaging division service centers distributing to approximately 6,000 medical imaging sites in 9 southeastern states.

  In March 1996, PSS established two new subsidiaries, WorldMed International, Inc. ("WorldMed Int'l") and WorldMed, Inc. These subsidiaries were established to manage and develop PSS's European medical equipment and supply distribution market ("European operation"). As of March 28, 1997, the European operation included 2 service centers distributing to approximately 1,000 acute and alternate care sites in Belgium, Germany and France.

  The accompanying consolidated financial statements give retroactive effect to the mergers (the "Mergers") with S&W X-ray, Inc. ("S&W"), Taylor Medical, Inc. ("Taylor") and X-ray of Georgia ("X-ray Georgia"). On August 21, 1995, PSS issued 3,790,215 shares of its common stock in exchange for all of the outstanding equity interest of Taylor. Taylor was engaged in the distribution and sale of medical supplies, equipment, and pharmaceuticals to office-based physicians and managed care facilities in 24 states. On December 20, 1996, PSS issued 593,672 shares of its common stock in exchange for all of the outstanding equity interest of X-ray Georgia. X-ray Georgia distributed radiology and imaging equipment, chemicals and supplies, and provided technical service to the acute and alternate site markets. On September 23, 1997, PSS issued 1,737,438 shares of its common stock in exchange for all of the outstanding equity interest of S&W. S&W distributes radiology and imaging equipment, chemicals and supplies, and provides technical service to the acute and alternate site markets through five locations in four states in the northern region. These transactions were accounted for under the pooling-of-interests method of accounting, and accordingly, the accompanying consolidated financial statements have been retroactively adjusted as if PSS, S&W, Taylor and X-ray Georgia had operated as one entity since inception. Certain items have been reclassified to conform to the current year presentation.

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

 Stock Split

  All stock-related data has been retroactively adjusted to reflect a three-for-one stock split effective on September 22, 1995 which was distributed on October 5, 1995.

 Fiscal Year

  Beginning in fiscal year 1996, the Company's fiscal year ends on the Friday closest to March 31 of each year. The Company's fiscal year ended on the Thursday closest to March 31 of each year prior to fiscal year 1996. Fiscal years 1997, 1996, and 1995 consist of 52 weeks.

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

 Use of Estimates

  In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Concentration of Credit Risk

  The Company's trade accounts receivable are exposed to credit risk; however, the risk is limited, as the balance is comprised of numerous individual accounts, none of which is individually significant. The Company monitors the creditworthiness of its customers on an ongoing basis and provides reserves for estimated bad debt losses and sales returns. The Company had allowances for doubtful accounts of approximately $4,234,000 and $2,318,000 as of the end of fiscal years 1997 and 1996, respectively. Provisions for doubtful accounts were approximately $3,041,000, $1,464,000, and $1,681,000 for fiscal years ended 1997, 1996, and 1995, respectively.

 Cash Management

  The Company utilizes a zero balance bank account, and checks issued for cash disbursements are funded by advances from overnight investments. Outstanding checks are recorded as accounts payable until they are presented to the bank, at which time the payments are applied against the overnight investments. The Company had approximately $8,060,000 and $6,841,000 of outstanding checks recorded in accounts payable as of the end of fiscal years 1997 and 1996, respectively.

 Cash and Cash Equivalents

  Cash and cash equivalents generally consist of cash held at banks, short-term government obligations, and money market instruments. The Company invests its excess cash in high-grade investments and, therefore, bears minimal risk. These instruments have original maturity dates not exceeding three months.

 Marketable Securities

  The Company classifies its marketable securities as trading securities and carries such securities at fair market value. Net unrealized gains and losses on trading securities are included in net income.

  Marketable securities include municipal bond issues with maturity dates exceeding three months and equity securities classified as trading securities. Management's intent is to liquidate these securities within one year.

 Fair Value of Financial Instruments

  The carrying amounts of the Company's financial instruments, including cash and cash equivalents, marketable securities, short-term trade receivables and payables, and long-term debt and capital lease obligations, approximate their fair values.

 Inventories

  Inventories are comprised principally of medical supplies and equipment and are stated at the lower of cost (first-in, first-out) or market. Market is defined as net realizable value.

 Property and Equipment

  Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to thirty years. Leasehold improvements are amortized over the lease terms or the estimated

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES useful lives, whichever is shorter. Gain or loss upon retirement or disposal of property and equipment is recorded in other income in the accompanying consolidated statements of operations.

 Intangibles

  Noncompete agreements are amortized on a straight-line basis over the lives of the agreements, which range from three to fifteen years. Customer lists are amortized on a straight-line basis over ten years.

  The Company has classified as goodwill the cost in excess of the fair value of net identifiable assets purchased in business acquisitions which are accounted for as purchase transactions. Goodwill is being amortized over fifteen to thirty years using the straight-line method. Subsequent to the date of acquisition, the Company continually evaluates whether later events and circumstances have occurred that indicate a change in the estimated useful life or recoverability of goodwill.

 Self-Insurance Coverage

  The Company maintains a self-insurance program for employee health costs. Additional coverage is provided by a third party for stop-loss based on maximum costs of $100,000 per employee and approximately $5.3 million in the aggregate. Claims that have been incurred but not reported are recorded based on estimates of claims provided by a third-party administrator and are included in accrued expenses in the accompanying consolidated balance sheets.

 Income Taxes

  The Company uses the asset and liability method in accounting for income taxes. Deferred income taxes result primarily from the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

 Shareholders' Equity

  On May 5, 1994, the Company completed an initial public offering of 5,100,000 shares of its common stock at $3.67 per share, of which 4,200,000 were offered by the Company. On June 3, 1994, the Company's underwriters exercised their overallotment option for an additional 765,000 shares of the Company's common stock at $3.67 per share. The proceeds of the sale after deducting issuance costs were approximately $15,800,000. The Company used all of the net proceeds to reduce outstanding bank debt.

  On March 27, 1995, the Company signed a Distributorship Agreement (the "Abbott Agreement") with Abbott Laboratories ("Abbott") providing for the exclusive distribution of certain Abbott diagnostic products. As part of the Abbott Agreement, Abbott purchased 825,000 unregistered, restricted shares of PSS common stock. The proceeds of approximately $5,900,000 were used to reduce outstanding bank debt.

  Effective November 13, 1995, the Company completed a secondary offering of 11,500,000 shares of common stock at $17 per share, 8,800,000 of which were offered by the Company.

  During fiscal year 1996, the Company merged with three medical supply and equipment distributors in stock mergers accounted for under the pooling-of-interests method by issuing 290,586 shares of PSS common stock in exchange for all of the common stock of the acquired companies. During fiscal year 1997, the Company merged with one medical supply and equipment distributor and three imaging division companies in stock mergers accounted for under the pooling-of-interests method by issuing approximately 1,465,000 shares of PSS common stock in exchange for all of the common stock of the acquired companies. The accompanying consolidated financial statements have not been restated for periods prior to these poolings due to immateriality.

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

  During 1997 and 1996, the Company realized an income tax benefit from the exercise or early disposition of certain stock options. This benefit results in a decrease in current income taxes payable and an increase in additional paid-in capital.

 Foreign Currency Translation

  Financial statements for the Company's subsidiary outside the United States are translated into U.S. dollars at year-end exchange rates for assets and liabilities and weighted average exchange rates for income and expenses. The resulting translation adjustments are recorded as a separate component of shareholders' equity.

 Stock-Based Compensation

  The Company accounts for its stock-based compensation plans using the intrinsic value method. The Company adopted the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." In accordance with SFAS No. 123, for footnote disclosure purposes only, the Company computes its earnings and earnings per share on a pro forma basis as if the fair value method had been applied.

 Net Income Per Common and Common Equivalent Share

  Net income per common and common equivalent share is computed using the weighted average number of shares of common stock and common stock equivalents outstanding during the year. Weighted average shares outstanding for purposes of this calculation were approximately 38,015,000, 32,870,000, and 25,101,000 for fiscal years 1997, 1996, and 1995, respectively.

 Statements of Cash Flows

  The Company issued stock in the amount of $40,000 and $121,000 related to acquisitions accounted for as purchases in fiscal years 1997 and 1996, respectively. The Company assumed net liabilities of approximately $1,610,000 and recorded noncompete assets and liabilities of approximately $4,300,000 in connection with the mergers of four other medical supply and equipment distributors accounted for under the pooling-of-interests method in fiscal year 1997. The Company also acquired net assets of approximately $1,278,000 in conjunction with the mergers of three other medical supply and equipment distributors accounted for under the pooling-of-interests method in fiscal year 1996. Also, the Company incurred capital lease obligations to obtain equipment of approximately $514,000 in fiscal year 1995. All of the above items were excluded from the statements of cash flows as these items were noncash transactions.

 Accounting Standards Changes

  In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 establishes new standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock and is effective for financial statements issued for periods ending after December 15, 1997. Management expects that the impact of SFAS No. 128 will not be material.

  In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information About Capital Structure." SFAS No. 129 establishes new standards for disclosing information about an entity's capital structure and applies to all entities. SFAS No. 129 is effective for financial statements for periods ending after December 15, 1997. Management expects that the impact of SFAS No. 129 will not be material.

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

2. MARKETABLE SECURITIES

  The Company's marketable securities are comprised of municipal bond issues and equity securities classified as trading securities and are carried at their fair values based upon the quoted market prices at March 28, 1997 and March 29, 1996. At March 28, 1997 and March 29, 1996, the aggregate fair market value of the municipal bonds was approximately $14,469,000 and $20,768,000, respectively, and the aggregate cost was approximately $14,552,000 and $20,800,000, respectively. The gross unrealized loss on municipal bonds for each year was approximately $83,000 and $32,000, respectively. Interest income, including realized gains, on the municipal bonds was approximately $626,000 and $195,000 for fiscal years 1997 and 1996, respectively. At March 28, 1997, the fair market value of equity securities was $576,000, with a cost of $56,000, and an unrealized gain of $520,000 which is included in investment income during fiscal year 1997.

3. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

  Long-term debt and capital lease obligations consist of the following:

                                                   MARCH 28, 1997 MARCH 29, 1996
                                                   -------------- --------------
   Lines of credit................................  $       --     $ 3,100,000
   Other notes....................................      774,794        262,961
   Long-term debt of acquired company.............   10,692,479      9,960,929
   Capital lease obligations......................      457,124      1,259,393
                                                    -----------    -----------
                                                     11,924,397     14,583,283
   Less current maturities........................    8,099,064     11,317,621
                                                    -----------    -----------
                                                    $ 3,825,333    $ 3,265,662
                                                    ===========    ===========

 Lines of Credit

  The Company has a financing and security agreement (the "Agreement") with a bank (the "Bank"). The Agreement allows the Company to obtain loans from the Bank on a revolving basis. The Agreement provides for loans in the amount of 85% of the outstanding amount of eligible accounts receivable plus the lesser of $30,000,000 or 50% of eligible inventory. The total amount of loans outstanding under the Agreement cannot exceed the lesser of $60,000,000 or amounts available subject to eligible collateral. The Agreement provides for an option, on the part of the Company, to increase the availability to $75,000,000. There was no balance outstanding at March 28, 1997 and March 29, 1996.

  The loans are collateralized by all company assets. Interest accrues, subject to certain leverage ratio requirements, at a variable rate indexed on the London Interbank Offered Rate ("LIBOR") plus the applicable margin or the Bank's prime rate plus the applicable margin at the option of the Company. Interest rates may vary from prime to prime plus 75 basis points or from LIBOR plus 150 basis points to LIBOR plus 250 basis points, based on the Company's leverage ratio. The Agreement provides for a termination date of April 30, 1998, at which time the Agreement may be extended annually at the Bank's sole discretion upon request by the Company.

  The Agreement contains certain restrictive covenants which, among other things, require the Company to maintain a current ratio of 2 to 1, a debt service coverage ratio of 1.1 to 1 and a debt leverage ratio no greater than 5 to 1, all computed as defined in the Agreement. In addition, the Company must maintain minimum tangible net worth plus subordinated indebtedness, as defined in the Agreement, of $24,500,000 as of March 28, 1997, increasing by $1,000,000 as of the end of each subsequent fiscal year. The Agreement also contains

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES restrictions on mergers, acquisitions, investments, capital expenditures, intangible assets, indebtedness, and stock transactions, among other things.

 Other Notes

  X-ray Georgia maintained various other notes which were repaid by the Company in fiscal year 1997 in conjunction with the merger.

 Long-term Debt of Acquired Company

  S&W has available three line of credit agreements which provide for borrowings of up to $10,000,000 for working capital, bulk inventory purchases, and equipment purchases. As collateral for the lines of credit, the bank has a security interest in S&W's accounts receivable, equipment, and inventory, along with the personal guarantee of one of S&W's shareholders.

  The primary line of credit is available up to $3,500,000 and bears interest at the prime rate minus 0.25% or the LIBOR rate plus 2% (7.56% at March 28, 1997). The secondary credit line is available up to $6,000,000 and bears interest at the prime rate (8.5% at March 28, 1997). The equipment line of credit is available up to $500,000 and bears interest at the prime rate plus 1.25% (9.75% at March 28, 1997). These lines of credit were repaid in conjunction with the merger (Notes 1 and 11).

  As of March 28, 1997, S&W has an Employee Stock Ownership Trust note payable due to a bank in minimum monthly principal installments of $20,555 plus interest at the LIBOR rate plus 1.5% (7.06% at March 28, 1997), through February 1, 2001, at which time all remaining principal is due. This note payable was repaid in conjunction with the merger (Notes 1, 10, and 11).

  S&W has a note payable due to a bank in monthly principal installments of $33,333 plus interest at the LIBOR rate plus 2.25% (7.81% at March 28, 1997), through November 31, 2001. This note payable was repaid in conjunction with the merger (Notes 1 and 11).

  S&W has a mortgage note payable to a bank due in monthly principal installments of $3,125 plus interest at the prime rate plus 1% (9.5% at March 28, 1997). This note was repaid in conjunction with the merger (Notes 1 and
11).

  Long-term debt, excluding capital lease obligations, outstanding at March 28, 1997 was approximately $3,768,000. As of March 28, 1997, future minimum payments of long-term debt, by fiscal year and in the aggregate, are approximately as follows:

   Fiscal Year:
     1998........................................................... $ 7,699,000
     1999...........................................................     868,000
     2000...........................................................     737,000
     2001...........................................................   1,758,000
     2002...........................................................     289,000
     Thereafter.....................................................     116,000
                                                                     -----------
       Total........................................................ $11,467,000
                                                                     ===========

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

 Capital Lease Obligations

  As of March 28, 1997, future minimum payments, by fiscal year and in the aggregate, required under capital leases are approximately as follows:

   Fiscal Year:
     1998.............................................................. $432,000
     1999..............................................................   34,000
     2000..............................................................   28,000
                                                                        --------
   Net minimum lease payments..........................................  494,000
   Less amount representing interest...................................   37,000
                                                                        --------
   Present value of net minimum lease payments under capital leases....  457,000
   Less amounts due in one year........................................  400,000
                                                                        --------
       Amounts due after one year...................................... $ 57,000
                                                                        ========

4. OPERATING LEASE COMMITMENTS

  The Company leases various facilities and equipment under operating leases which expire at various dates through 2005. Certain lease commitments provide that the Company pay taxes, insurance, and maintenance expenses related to the leased assets.

  Rent expense approximated $6,634,000, $5,691,000, and $5,542,000 for fiscal years 1997, 1996, and 1995, respectively. As of March 28, 1997, future minimum payments, by fiscal year and in the aggregate, required under noncancelable operating leases are as follows:

   Fiscal Year:
     1998........................................................... $ 9,038,000
     1999...........................................................   5,905,000
     2000...........................................................   4,351,000
     2001...........................................................   2,924,000
     2002...........................................................   1,627,000
     Thereafter.....................................................     993,000
                                                                     -----------
       Total........................................................ $24,838,000
                                                                     ===========

5. PROPERTY AND EQUIPMENT

  Property and equipment, stated at cost, are summarized as follows:

                                                         1997          1996
                                                     ------------  ------------
   Land............................................. $    383,312  $    271,524
   Building.........................................    2,842,764     1,875,426
   Equipment........................................   24,861,392    19,999,027
   Furniture, fixtures and leasehold improvements...    6,962,170     3,936,950
                                                     ------------  ------------
                                                       35,049,638    26,082,927
   Accumulated depreciation.........................  (14,846,671)  (10,211,028)
                                                     ------------  ------------
                                                     $ 20,202,967  $ 15,871,899
                                                     ============  ============

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

  Equipment includes equipment acquired under capital leases with a cost of $109,000 and $3,909,000 and related accumulated depreciation of $38,000 and $1,766,000 at March 28, 1997 and March 29, 1996, respectively. Depreciation expense aggregated approximately $3,481,000, $2,412,000, and $2,396,000 for 1997, 1996, and 1995, respectively, and is included in general and administrative expenses.

6. INTANGIBLES

  Intangibles, stated at cost, consist of the following:

                                                          1997         1996
                                                       -----------  -----------
   Customer lists..................................... $ 3,228,105  $ 3,466,285
   Goodwill...........................................  12,370,204    7,441,804
   Noncompete agreements..............................  11,921,251    7,146,913
                                                       -----------  -----------
                                                        27,519,560   18,055,002
   Accumulated amortization...........................  (5,436,000)  (3,670,680)
                                                       -----------  -----------
                                                       $22,083,560  $14,384,322
                                                       ===========  ===========

  As of March 28, 1997, approximate future minimum payments, by fiscal year and in the aggregate, required under noncompete agreements are as follows:

   1998.............................................................. $2,312,000
   1999..............................................................  1,736,000
   2000..............................................................    550,000
   2001..............................................................     85,000
   2002..............................................................     42,000
   Thereafter........................................................     73,000
                                                                      ----------
                                                                      $4,798,000
                                                                      ==========

  Amortization expense aggregated approximately $2,504,000, $1,891,000, and $1,997,000 for 1997, 1996, and 1995, respectively, and is included in general and administrative expenses.

7. INCOME TAXES

  The provisions for income taxes are detailed below:

                                               1997         1996        1995
                                            -----------  ----------  ----------
   Current tax provision:
     Federal............................... $ 6,105,000  $2,171,000  $2,554,000
     State.................................   1,442,000     537,000     626,000
                                            -----------  ----------  ----------
       Total current.......................   7,547,000   2,708,000   3,180,000
                                            -----------  ----------  ----------
   Deferred tax benefit:
     Federal...............................  (4,305,000)   (638,000)   (107,000)
     State.................................  (1,026,000)   (145,000)    (35,000)
                                            -----------  ----------  ----------
       Total deferred......................  (5,331,000)   (783,000)   (142,000)
                                            ===========  ==========  ==========
       Total income tax provision.......... $ 2,216,000  $1,925,000  $3,038,000
                                            ===========  ==========  ==========

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

  The difference between income tax computed at the federal statutory rate and the actual tax provision is shown below:

                                               1997        1996        1995
                                            ----------  ----------  ----------
Income before provision for taxes.......... $6,643,000  $4,054,000  $3,098,000
                                            ==========  ==========  ==========
Tax provision at the statutory rate........  2,259,000   1,378,000   1,053,000
                                            ----------  ----------  ----------
(Decrease) increase in taxes:
  Change in valuation allowance for
   deferred taxes..........................   (900,000)   (956,000)  1,023,000
  State income tax, net of federal benefit.    389,000     424,000     172,000
  Write-off of intangibles.................        --          --      583,000
  Meals and entertainment..................    180,000     167,000     162,000
  Goodwill amortization....................     15,000       8,000      10,000
  Cash surrender value of life insurance...     62,000      45,000      26,000
  Nontaxable interest income...............   (660,000)   (198,000)        --
  Merger costs and expenses................    721,000   2,216,000         --
  Utilization of tax net operating losses..        --     (776,000)        --
  LIFO reserve of pooled companies.........    121,000         --          --
  Other, net...............................    348,000       9,000      30,000
  Income of S-corporation..................   (319,000)   (392,000)    (21,000)
                                            ----------  ----------  ----------
    Total (decrease) increase in taxes.....    (43,000)    547,000   1,985,000
                                            ----------  ----------  ----------
    Total income tax provision............. $2,216,000  $1,925,000  $3,038,000
                                            ==========  ==========  ==========
Effective tax rate.........................       33.4%       47.5%       98.1%
                                            ==========  ==========  ==========

  Deferred income taxes for 1997 and 1996 reflect the impact of temporary differences between the financial statement and tax bases of assets and liabilities. The tax effect of temporary differences which create deferred tax assets and liabilities at March 28, 1997 and March 29, 1996 are detailed below:

                                                         1997         1996
                                                      -----------  -----------
Deferred tax assets:
  Merger costs and expenses.......................... $ 1,455,000  $   204,000
  Allowance for doubtful accounts and sales returns..   1,620,000      757,000
  Intangibles........................................     674,000      681,000
  Inventory uniform cost capitalization..............   1,007,000      513,000
  Net operating loss carryforwards...................   1,738,000      219,000
  Accrued expenses...................................     801,000      399,000
  Reserve for inventory obsolescence.................      39,000      105,000
  Long-term incentive plan...........................     174,000          --
  Other..............................................     219,000      197,000
                                                      -----------  -----------
    Gross deferred tax assets........................   7,727,000    3,075,000
                                                      -----------  -----------
Deferred tax liabilities:
  Excess of tax depreciation and amortization over
   book depreciation and amortization................  (1,541,000)  (1,184,000)
  Other..............................................         --      (136,000)
                                                      -----------  -----------
    Gross deferred tax liabilities...................  (1,541,000)  (1,320,000)
                                                      -----------  -----------
                                                        6,186,000    1,755,000
    Valuation allowance..............................         --      (900,000)
                                                      -----------  -----------
    Net deferred tax asset........................... $ 6,186,000  $   855,000
                                                      ===========  ===========

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

  A valuation allowance was provided in prior years for those temporary differences for which utilization was uncertain. Based on an evaluation of the realizability of deferred tax assets, the valuation allowance was reduced by $900,000 and $956,000 during fiscal years 1997 and 1996, respectively.

  The income tax benefit related to the exercise or early disposition of certain stock options reduces taxes currently payable and is credited to additional paid-in capital. Such amounts approximated $1,832,000 and $2,687,000 for fiscal years 1997 and 1996, respectively.

  At March 28, 1997, the Company had net operating loss carryforwards for income tax purposes arising from mergers of approximately $4,486,000 which expire from 2006 to 2011. The utilization of the net operating loss carryforwards is subject to limitation in certain years.

8. RELATED-PARTY TRANSACTIONS

  A member of the board of directors provides legal services as general counsel to the Company. Fees for such legal services were approximately $132,000, $136,000, and $124,000 in 1997, 1996, and 1995, respectively.

  A member of the board of directors is chairman and CEO of the insurance company that administered the Company's self-insurance program through December 31, 1995. Administrative fees paid to the company were approximately $484,000 during the first nine months of fiscal year 1996 and $339,000 for fiscal year 1995. The Company changed its self-insurance administrator as of January 1, 1996 to an unrelated party.

  S&W has a demand note payable outstanding to S&W shareholders and other related parties that bears interest at the prime rate plus 1% (9.5% at March 28, 1997). Payments to S&W related parties were approximately $1,174,000, $791,000, and $1,275,000 for the years ended March 28, 1997, March 29, 1996, and March 30, 1995, respectively. This note payable was repaid in conjunction with the merger (Notes 1, 3, and 11).

  Subsequent to year-end, the Company loaned its Chairman of the Board and Chief Executive Officer of the Company approximately $3.2 million to refinance debt incurred in connection with previous purchases of Common Stock. The loans are unsecured and bear interest at 6.55% and are payable on demand and expected to be repaid over a 10-year period.

9. STOCK-BASED COMPENSATION PLANS

  At March 28, 1997, the Company had five stock-based compensation plans as described below:

 Incentive Stock Option Plan

  Under the Company's qualified 1986 Incentive Stock Option Plan, 8,001,000 shares of the Company's common stock are reserved for sale to officers and key employees. Options may be granted at prices not less than fair market value at the date of grant and are exercisable during periods of up to five years from that date. The exercisability of the options is not subject to future performance.

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

  Information regarding this plan is summarized below:

                                                                WEIGHTED AVERAGE
                                                     NUMBER OF   EXERCISE PRICE
                                                      SHARES       PER SHARE
                                                     ---------  ----------------
   Balance, March 31, 1994.......................... 1,540,497       $2.47
     Granted........................................   648,000        4.18
     Exercised......................................  (817,899)       2.17
     Canceled.......................................   (12,000)       1.59
                                                     ---------       -----
   Balance, March 30, 1995.......................... 1,358,598        2.89
     Granted........................................       --          --
     Exercised......................................  (607,405)       2.68
     Canceled.......................................   (30,297)       1.48
                                                     ---------       -----
   Balance, March 29, 1996..........................   720,896        2.94
     Granted........................................       --          --
     Exercised......................................  (345,570)       2.83
     Canceled.......................................   (12,000)       3.28
                                                     ---------       -----
   Balance, March 28, 1997..........................   363,326       $3.05
                                                     =========       =====

  At March 31, 1994, March 30, 1995, March 29, 1996, and March 28, 1997,
1,411,542, 1,274,688, 682,031, and 363,326, respectively, of outstanding options were exercisable. The weighted average remaining life of the options outstanding at March 28, 1997 is approximately 1.7 years. No compensation expense has been recorded because the options were granted at fair market value. As of March 28, 1997, approximately 2,388,000 shares of common stock are available for issuance under the plan. The Company does not intend to issue any more options under this plan.

 Options Issued in Exchange for Former Taylor Medical Options

  In conjunction with the acquisition of Taylor Medical, Inc., the Company assumed the nonqualified Taylor Medical Stock Option Plans of 1986 and 1993. The options outstanding at the time of acquisition were converted to allow grantees the right to acquire the Company's common stock at a rate consistent with the merger's stock pooling agreement. All options under this plan are priced at $5.08 per common share and are not subject to future performance.

  Information regarding these options is summarized below:

                                                                      NUMBER OF
                                                                       SHARES
                                                                      ---------
   Balance, March 31, 1994...........................................  613,776
     Granted.........................................................   15,747
     Exercised.......................................................   (5,118)
     Canceled........................................................   (8,268)
                                                                      --------
   Balance, March 30, 1995...........................................  616,137
     Granted.........................................................    7,825
     Exercised....................................................... (538,815)
     Canceled........................................................      --
                                                                      --------
   Balance, March 29, 1996...........................................   85,147
     Granted.........................................................      --
     Exercised.......................................................  (37,509)
     Canceled........................................................      --
                                                                      --------
   Balance, March 28, 1997...........................................   47,638
                                                                      ========

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

  The Company does not intend to issue any more options under this plan.

  All options are fully vested at the date of grant; therefore, all outstanding options at the end of each period are exercisable. The weighted average remaining life of the options outstanding at March 28, 1997 is approximately
1.8 years.

 Long Term Stock Plan

  In March 1994, the Company adopted the 1994 Long Term Stock Plan under which the Compensation Committee has discretion to grant nonqualified stock options and restricted stock to any employee of the Company. A total of 2,190,000 shares of the Company's common stock, as adjusted by stock splits, consolidations, or other changes in capitalization, have been reserved for issuance under this plan. The exercise price of options granted under this plan may be no less than the fair market value of the Company's common stock on the date of grant.

  Information regarding the stock option component of this plan is summarized below:

                                                                WEIGHTED AVERAGE
                                                      NUMBER OF  EXERCISE PRICE
                                                       SHARES      PER SHARE
                                                      --------- ----------------
   Balance, March 31, 1994...........................      --           --
     Granted.........................................  160,200       $ 5.32
     Exercised.......................................      --           --
     Canceled........................................      --           --
                                                       -------       ------
   Balance, March 30, 1995...........................  160,200         5.32
     Granted.........................................  492,300        16.96
     Exercised.......................................  (37,500)       13.07
     Canceled........................................      --           --
                                                       -------       ------
   Balance, March 29, 1996...........................  615,000        14.17
     Granted.........................................  203,179        23.90
     Exercised.......................................  (27,050)       13.35
     Canceled........................................   (3,000)        5.79
                                                       -------       ------
   Balance, March 28, 1997...........................  788,129       $16.52
                                                       =======       ======

  All options are fully vested at the date of grant; therefore, all outstanding options at the end of each period are exercisable. The weighted average remaining life of the options outstanding at March 28, 1997 is approximately
5.6 years. As of March 28, 1997, approximately 1,340,000 shares of common stock were available for issuance under the plan.

 Long Term Incentive Plan

  In March 1994, the Company adopted the 1994 Long Term Incentive Plan which provides officers with performance awards, consisting of cash or registered shares of common stock, or a combination thereof, based primarily upon the Company's total shareholder return as ranked against the companies comprising the NASDAQ Composite Index over a three-year period. The maximum payable under this plan to an eligible employee, whether in the form of cash or common stock, may not exceed $1 million per fiscal year. At March 28, 1997, the Company has accrued approximately $448,000 related to awards granted under this plan.

  The plan also provides for nonqualified stock options or restricted stock to be granted at the full discretion of the Compensation Committee of the Board of Directors. The exercise price of options granted under this plan

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES may be no less than the fair market value of the Company's common stock on the date of grant, and accordingly, no compensation expense is recorded on the date the stock options are granted. The aggregate number of shares of common stock, including shares reserved for issuance pursuant to the exercise of options, which may be granted or issued may not exceed 730,000 shares.

  Information regarding the stock option component of the plan is summarized below:

                                                                WEIGHTED AVERAGE
                                                      NUMBER OF  EXERCISE PRICE
                                                       SHARES      PER SHARE
                                                      --------- ----------------
   Balance, March 30, 1995...........................      --           --
     Granted.........................................  350,643       $14.88
     Exercised.......................................  (32,406)       14.88
     Canceled........................................      --           --
                                                       -------       ------
   Balance, March 29, 1996...........................  318,237        14.88
     Granted.........................................   68,364        23.94
     Exercised.......................................  (61,158)       14.88
     Canceled........................................      --           --
                                                       -------       ------
   Balance, March 28, 1997...........................  325,443       $16.78
                                                       =======       ======

  All options are fully vested at the date of grant; therefore, all outstanding options at the end of each period are exercisable. The weighted average remaining life of the options outstanding at March 28, 1997 is approximately
8.5 years. To date, no cash or restricted stock have been issued under this plan.

 Directors' Stock Plan

  In March 1994, the Company adopted the Directors' Stock Plan under which nonemployee directors receive an annual grant of an option to purchase 2,000 shares of common stock. A total of 200,000 shares of the Company's common stock, as adjusted for stock splits, consolidations, or other changes in capitalization, have been reserved for issuance under this plan. The exercise price of options granted under this plan may be no less than the fair market value of the Company's common stock on the date of grant, and accordingly, no compensation expense has been recorded in connection with the stock options granted. Each nonemployee director receives a grant of 2,000 restricted shares upon initial election and reelection to the Board.

  Information regarding the stock option component of this plan is summarized below:

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

                                                                WEIGHTED AVERAGE
                                                      NUMBER OF  EXERCISE PRICE
                                                       SHARES      PER SHARE
                                                      --------- ----------------
   Balance, March 31, 1994...........................     --            --
     Granted.........................................  27,000        $ 5.48
     Exercised.......................................     --            --
     Canceled........................................     --            --
                                                       ------        ------
   Balance, March 30, 1995...........................  27,000          5.48
     Granted.........................................  22,500         14.75
     Exercised.......................................  (4,500)         5.48
     Canceled........................................     --            --
                                                       ------        ------
   Balance, March 29, 1996...........................  45,000         10.12
     Granted.........................................  12,000         23.94
     Exercised.......................................  (3,000)         5.48
     Canceled........................................     --            --
                                                       ------        ------
   Balance, March 28, 1997...........................  54,000        $13.44
                                                       ======        ======

  All options are fully vested at the date of grant; therefore, all outstanding options at the end of each period are exercisable. The weighted average remaining life of the options outstanding at March 28, 1997 is 8.4 years. To date, 13,500 restricted shares have been issued under this plan.

 Fair Value of Stock Options

  Under SFAS No. 123, the fair value of stock options granted in the years ended March 28, 1997 and March 29, 1996 have been estimated using a Black-Scholes option pricing model with the following weighted average assumptions for grants: risk-free interest rate ranging from 5.8% to 6.8%, expected option life ranging from 3.5 to 5 years, expected volatility of 40% for 1996 and 55% for 1997 and no expected dividend yield. Using these assumptions, the estimated fair values of options granted for the years ended March 28, 1997 and March 29, 1996 were approximately $2.9 million and $6.0 million, respectively, and such amounts would be included in compensation expense. Pro forma net income and net income per share for the years ended March 28, 1997 and March 29, 1996, assuming the Company had accounted for the plans under the fair value approach, are as follows (in thousands, except per share data):

                                                                 1997   1996
                                                                ------ -------
   Net income (loss):
     As reported............................................... $4,427 $ 2,129
     Pro forma................................................. $2,653 $(1,525)
   Net income (loss) per share:
     As reported............................................... $ 0.12 $  0.06
     Pro forma................................................. $ 0.07 $ (0.05)

  Because the fair value method of accounting has not been applied to options granted prior to March 31, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

                                                                 1997  1996
                                                                ------ -----
   Weighted average per share fair value of options granted:
     Incentive Stock Option Plan...............................  N/A    N/A
     Long Term Stock Plan...................................... $11.08 $6.91

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

                                                                 1997  1996
                                                                ------ -----
     Long Term Incentive Plan.................................. $11.08 $6.73
     Directors' Stock Plan..................................... $13.22 $6.67

10. EMPLOYEE BENEFIT PLANS

  The Company has an employee stock ownership plan ("ESOP") available to all employees with at least one year of service. Effective January 1, 1996, the Company amended the plan to allow participants to direct the investment of a portion of their plan balances. Prior to this change, the trustees directed the investment of the participants' balances. As of March 28, 1997, the ESOP owns approximately 2,034,000 shares of the Company's common stock. Company contributions to the plan were approximately $160,000, $120,000, and $85,000 for 1997, 1996, and 1995, respectively, and are made at the discretion of the Company.

  The Company also has an employee stock purchase plan available to employees with at least one year of service. The plan allows eligible employees to purchase company stock over the counter through payroll deductions.

  S&W sponsors a leveraged employee stock ownership plan ("S&W ESOP") that covers all employees with one year of service. Contributions to the plan are deposited under a trust agreement in the form of cash or Company stock. The number of shares of Company stock to be contributed or purchased is based upon the fair market value of the common stock as determined by an independent appraisal. The ESOP shares are pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The Company accounts for its ESOP in accordance with Statement of Position 93-6. Accordingly, the debt of the ESOP is recorded as debt and the shares pledged as collateral are reported as unearned ESOP shares in the balance sheet. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for the earnings-per-share (EPS) computation.

  At March 28, 1997, March 29, 1996, and March 30, 1995, 561,496 shares of the Company's common stock were held by the Employee Stock Ownership Trust (the "Trust"), which was established to fund the plan. The Trust purchased these shares with the proceeds of a $3,700,000 loan from S&W. S&W, in turn, obtained a $3,700,000 loan from a bank.

  The S&W ESOP shares were as follows:

                                    MARCH 28, 1997 MARCH 29, 1996 MARCH 30, 1995
                                    -------------- -------------- --------------
Allocated shares...................      278,490        202,052        123,946
Shares released for allocation.....      120,237         76,438         78,106
Unreleased shares..................      162,769        283,006        359,444
                                      ----------     ----------     ----------
  Total ESOP shares................      561,496        561,496        561,496
                                      ==========     ==========     ==========
Fair value of unreleased shares....   $1,512,495     $2,392,661     $2,885,589
                                      ==========     ==========     ==========

  Subsequent to March 28, 1997, the Company committed to release the remaining shares to the S&W ESOP participants and it is management's intention to terminate this plan. Accordingly, approximately $2.5 million of related expense was recognized subsequent to year-end.

11. BUSINESS ACQUISITIONS

 Pooling With S&W

  On September 23, 1997, the Company acquired S&W in a merger pursuant to which the Company issued 1,737,458 shares of common stock to the former shareholders of S&W (of which 154,700 shares are being held in escrow) in exchange for all of the outstanding shares of capital stock of S&W valued at $26.0 million at the time of the merger. The merger has been accounted for as a pooling-of-interests, and accordingly, the Company's consolidated financial statements have been restated to include the accounts and operations of S&W for all periods prior to the merger.

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

  Separate net sales, net income, and other changes in shareholders' equity of the merged entities prior to the merger are presented in the following table:

                                    MARCH 28, 1997 MARCH 29, 1996 MARCH 30, 1995
                                    -------------- -------------- --------------
                                                   (IN THOUSANDS)
Net sales
  PSS, Taylor, and X-ray of Geogia
   combined.......................     $691,020       $529,024       $413,301
  S&W.............................       72,034         60,096         58,684
                                       --------       --------       --------
    Total.........................     $763,054       $589,120       $471,985
                                       ========       ========       ========
Net income (loss)
  PSS, Taylor, and X-ray of Geogia
   combined.......................     $  4,373       $  1,339       $   (847)
  S&W.............................           54            790            907
                                       --------       --------       --------
    Total.........................     $  4,427       $  2,129       $     60
                                       ========       ========       ========
Other changes in shareholders' eq-
 uity
  PSS, Taylor, and X-ray of Geor-
   gia combined...................     $  1,677       $151,885       $ 23,585
  S&W.............................        1,321            505            617
                                       --------       --------       --------
    Total.........................     $  2,998       $152,390       $ 24,202
                                       ========       ========       ========

 Pooling With X-ray Georgia

  On December 20, 1996, the Company acquired X-ray Georgia in a merger pursuant to which the Company issued 593,672 shares of common stock to the former shareholders of X-ray Georgia (of which 52,675 shares are being held in escrow as of March 28, 1997) in exchange for all of the outstanding shares of capital stock of X-ray Georgia valued at $11.0 million at the time of the merger. The merger has been accounted for as a pooling-of-interests, and accordingly, the Company's consolidated financial statements have been restated to include the accounts and operations of X-ray Georgia for all periods prior to the merger.

  X-ray Georgia was an S-Corporation for income tax purposes, and therefore, did not pay U.S. federal income taxes. X-ray Georgia will be included in the Company's U.S. federal income tax return subsequent to the date of acquisition. Separate net sales, net income (loss) and related per share amounts of merged entities are presented in the following table. In addition, the table includes pro forma net income (loss) and net income (loss) per share amounts which reflect pro forma adjustments to present income taxes of X-ray Georgia on the basis on which they will be reported in future periods.

                           MARCH 30 THROUGH
                           DECEMBER 31, 1996 MARCH 29, 1996 MARCH 30, 1995
                           ----------------- -------------- --------------
                              (UNAUDITED)           (IN THOUSANDS)
Net sales
  PSS and Taylor combined.     $470,357         $483,294       $366,285
  X-ray Georgia...........       33,182           45,730         47,016
                               --------         --------       --------
    Total.................     $503,539         $529,024       $413,301
                               ========         ========       ========
Net income (loss)
  PSS and Taylor combined.     $  6,139         $    186       $   (909)
  X-ray Georgia...........          938            1,153             62
                               --------         --------       --------
Net income (loss) as
 reported.................     $  7,077         $  1,339       $   (847)
Pro forma tax provision
 for X-ray Georgia........         (357)            (438)           (23)
                               --------         --------       --------

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

                          MARCH 30 THROUGH
                          DECEMBER 31, 1996 MARCH 29, 1996 MARCH 30, 1995
                          ----------------- -------------- --------------
                             (UNAUDITED)           (IN THOUSANDS)
Pro forma net income
 (loss)..................      $6,720          $    901       $  (870)
                               ======          ========       =======
Net income (loss) per
 share:
  As reported............      $ 0.19          $   0.04       $ (0.04)
  Pro forma..............      $ 0.19          $   0.03       $ (0.04)
Other changes in
 shareholders' equity
  PSS and Taylor
   combined..............      $1,446          $152,340       $24,101
  X-ray Georgia..........      (1,100)             (455)         (516)
                               ------          --------       -------
    Total................      $  346          $151,885       $23,585
                               ======          ========       =======

 Pooling With Taylor

  On August 21, 1995, the Company issued approximately 3,790,000 shares of its common stock in exchange for all of the outstanding common stock of Taylor, including approximately 416,000 shares held in escrow to satisfy certain obligations of Taylor related to its operations prior to the merger. Subsequent to August 21, 1995, approximately 244,000 shares of common stock were returned to the Company as settlement of the escrow and were canceled. These canceled shares had no resulting impact on the net income per share calculation. The merger has been accounted for as a pooling-of-interests, and accordingly, the Company's consolidated financial statements have been restated to include the accounts and operations of Taylor for all periods prior to the merger.

  Separate net sales, net income (loss), and other changes in shareholders' equity of the merged entities prior to the merger are presented in the following table:

                                                  APRIL 1 THROUGH
                                                   JUNE 30, 1995  MARCH 30, 1995
                                                  --------------- --------------
                                                    (UNAUDITED)
                                                          (IN THOUSANDS)
   Net sales
     PSS.........................................    $ 73,670        $236,188
     Taylor......................................      31,640         130,097
                                                     --------        --------
       Combined..................................    $105,310        $366,285
                                                     ========        ========
   Net income (loss)
     PSS.........................................    $    980        $  3,680
     Taylor......................................         193          (4,589)
                                                     --------        --------
   Combined......................................    $  1,173        $   (909)
                                                     ========        ========
   Other changes in shareholders' equity
     PSS.........................................    $  1,036        $ 24,075
     Taylor......................................           1              26
                                                     --------        --------
   Combined......................................    $  1,037        $ 24,101
                                                     ========        ========

 Other Poolings

  During fiscal year 1997, the Company merged with four other medical supply and equipment distributors in stock mergers accounted for under the pooling-of-interests method by issuing approximately 1,465,000 shares of PSS common stock in exchange for all of the common stock of the acquired companies. The accompanying

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES consolidated financial statements have not been restated for periods prior to these poolings due to immateriality. Accordingly, the results of operations have been reflected in the consolidated financial statements prospectively from the acquisition date and the accumulated deficit as of their acquisition dates of approximately $4.7 million has been recorded as an adjustment to the retained earnings of the Company.

  During fiscal year 1996, the Company merged with three other medical supply and equipment distributors in stock mergers accounted for under the pooling-of-interests method by issuing 290,586 shares of PSS common stock in exchange for all of the common stock of the acquired companies. The accompanying consolidated financial statements have not been restated for periods prior to these poolings due to immateriality. Accordingly, the results of operations have been reflected in the consolidated financial statements prospectively from the acquisition date, and the accumulated retained earnings as of their acquisition dates of approximately $1.3 million have been recorded as adjustments to the retained earnings of the Company.

 Asset Purchases

  During fiscal year 1997, the Company acquired certain assets, accounted for by the purchase method, including accounts receivable, inventories, equipment, and other assets of five medical supplies and equipment distributors for approximately $14.2 million. The aggregate purchase price paid consisted of cash of approximately $6.8 million, assumption of accounts payable and accrued liabilities of approximately $7.4 million, and the issuance of 2,700 shares of common stock with a fair market value of approximately $40,000. The excess of the purchase price over the estimated fair value of the net assets acquired of approximately $2.8 million has been recorded as goodwill and will be amortized over thirty years. In addition, the Company entered into noncompete agreements with shareholders of the acquired companies which provide for payments of approximately $220,000 through the year 2001. The operations of the acquired companies have been included in the Company's results of operations subsequent to the dates of acquisition.

  During fiscal year 1996, the Company acquired certain assets, accounted for by the purchase method, including accounts receivable, inventories, equipment, and other assets of eight medical supplies and equipment distributors for approximately $6.2 million. The aggregate purchase price paid consisted of cash of approximately $3.3 million, assumption of accounts payable and accrued liabilities of approximately $2.7 million, and the issuance of 5,700 shares of common stock with a fair market value of $121,000. The excess of the purchase price over the estimated fair value of the net assets acquired of approximately $1.7 million has been recorded as goodwill and will be amortized over thirty years. In addition, the Company entered into noncompete agreements with shareholders of the acquired companies which provide for payments of $1.3 million through the year 2000. The operations of the acquired companies have been included in the Company's results of operations subsequent to the dates of acquisition.

  During fiscal year 1995, the Company acquired certain assets, including accounts receivable, inventories, equipment, and other assets, of nine medical supplies and equipment distributors for approximately $11.6 million. The aggregate purchase price paid consisted of cash of approximately $6.9 million, assumption of accounts payable and accrued liabilities of approximately $4.2 million, and the issuance of approximately 70,000 shares of common stock with a fair market value of approximately $0.5 million. The excess of the purchase price over the estimated fair value of the net assets acquired of approximately $4.0 million has been recorded as goodwill. In addition, the Company entered into noncompete agreements with shareholders and an officer of the acquired companies which provide for payments of approximately $2.3 million through the year 1998.

  During fiscal year 1995, Taylor acquired certain assets of three medical supplies and equipment distributors for approximately $2.2 million.

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

  For acquisitions accounted for as purchases, the results of operations acquired have been included in the financial statements since the dates of acquisition. Supplemental pro forma information is not presented because the impact on the Company's results of operations would not be material.

12. COMMITMENTS AND CONTINGENCIES

  Although the Company does not manufacture products, the distribution of medical supplies and equipment entails inherent risks of product liability. The Company has not experienced any significant product liability claims and maintains product liability insurance coverage. In addition, the Company is party to various legal and administrative proceedings and claims arising in the normal course of business. While any litigation contains an element of uncertainty, management believes that the outcome of any proceedings or claims which are pending or known to be threatened will not have a material adverse effect on the Company's consolidated financial position, liquidity, or results of operations.

  The Company has employment agreements with certain executive officers which provide that in the event of their termination or resignation, under certain conditions, the Company may be required to continue salary payments and provide insurance for a period ranging from 12 to 36 months for the chief executive officer and from 3 to 12 months for other executives and to repurchase a portion or all of the shares of common stock held by the executives upon their demand. The period of salary and insurance continuation and the level of stock repurchases are based on the conditions of the termination or resignation.

13. ABBOTT LABORATORIES DISTRIBUTION AGREEMENT

  On March 27, 1995, the Company signed a Distribution Agreement with Abbott Laboratories providing for the exclusive distribution of certain Abbott diagnostic products. The Abbott Agreement, effective April 1, 1995, has a five-year term, although it may be terminated earlier if the Company fails to meet certain performance objectives. Under the Abbott Agreement, the Company has become the exclusive distributor in the United States of certain Abbott diagnostic products and reagents to office-based physician practices with 24 or fewer physicians per office site. The Abbott Agreement also provides the Company's sales force with access to over 15,000 physician practices that were not previously purchasing diagnostic products from the Company. Abbott products constituted approximately 16% of the Company's sales in fiscal years 1997 and 1996. Simultaneous with the closing of the Abbott Agreement, Abbott purchased 825,000 unregistered, restricted shares of PSS common stock. A three-year irrevocable proxy to the PSS Board of Directors and a perpetual stand still agreement were provided by Abbott in the Stock Purchase Agreement.

14. SALES OF ASSETS

  On July 1, 1994, Taylor sold the assets of its Taylor Home Health division for $12,000,000 in cash and an escrow receivable of $1,051,000 based on subsequent receivables collections and other factors, resulting in a gain on sale of assets of approximately $2,078,000. In March 1995, Taylor negotiated a final settlement of the escrowed receivable which included the return to Taylor of certain receivables. Taylor recorded a $600,000 reduction in the gain originally recognized to record these receivables at their estimated net realizable value. The net gain of approximately $1,478,000 is included in other income for fiscal year 1995.

  On November 30, 1994, Taylor sold the assets of its Labcare division, whose principal business was the repair of medical equipment, for $1,100,000, resulting in a loss of approximately $403,000. In March 1995, Taylor recorded an additional loss on the sale of approximately $154,000 related to the write-down of certain notes receivable issued in conjunction with the sale. The net loss of approximately $558,000 is included in other income for fiscal year 1995.

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

15. MERGER COSTS AND EXPENSES AND RESTRUCTURING CHARGES

  The Company recorded merger costs and expenses of approximately $12,100,000 and $15,700,000 in fiscal years 1997 and 1996, respectively, associated with mergers accounted for as poolings-of-interests. Such costs include direct merger costs consisting primarily of investment banking, legal, accounting, and filing fees as well as consolidation costs from the closing of duplicate service center locations, realigning regional and corporate functions, and reducing personnel. At March 28, 1997, accrued merger costs were approximately $3.0 million.

  During fiscal year 1995, Taylor management concluded that recent industry developments had affected Taylor's strategy and operations. Taylor assessed its relative position in its major markets and determined that competitive pressures on margins and cost structures in its Arizona, Indiana and Massachusetts distribution centers as well as the prospects for its physician consulting services and equipment repair businesses would not result in full realization of the future benefits expected from the related intangible assets. Accordingly, Taylor management concluded that the intangible assets were impaired and recorded a $4,388,592 noncash charge to write off the intangible assets associated with these markets and operations.

16. SUBSEQUENT EVENTS

  Subsequent to March 28, 1997, the Company purchased three imaging and equipment distributors with annual revenues of $76 million for aggregate consideration of approximately $16.5 million comprised of approximately 868,000 shares of PSS common stock and approximately $2.5 million cash. In addition, the Company acquired two physician supply businesses and one imaging and equipment distributor with annual revenues of $18 million for aggregate consideration of $4.4 million in stock-for-stock mergers accounted for using the pooling of interests methods of accounting. The consolidated financial statements have not been restated to account for these acquisitions.

  During October 1997, the Company issued 8.5% senior subordinated notes due in 2007 (the "Notes") in the amount of $125.0 million. Interest on the Notes will accrue from their date of original issuance and will be payable semi-annually on April 1 and October 1 of each year, commencing on April 1, 1998, at a rate of 8.5% per annum.

  During December 1997, the Company signed a definitive agreement to acquire Gulf South Medical Supply, Inc. ("GSMS") in a merger (the "Merger") to be accounted for as a pooling of interests by issuing approximately 28.5 million shares of PSS common stock. Consummation of the Merger is subject to the approval of the shareholders of both the Company and GSMS and various state and federal regulatory agencies and other customary conditions.

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                                 EXHIBIT INDEX

 NUMBER DESCRIPTION                       PAGE
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
 23.1   Consent of Arthur Andersen LLP.